                            Schedule 14A Information

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X ]
Filed by a party other than the Registrant [  ]

Check the appropriate box:
[  ]  Preliminary Proxy Statement
[  ]  Confidential, for Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
[X ]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or
          Sec. 240.14a-12


                        DATA GENERAL CORPORATION
---------------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)

---------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X ]  No fee required
[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
          and 0-11

    (1) Title of each class of securities to which transaction applies:

----------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

----------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

----------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:
----------------------------------------------------------------------

    (5) Total fee paid:

----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials. [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

----------------------------------------------------------------------

    (3) Filing Party:

----------------------------------------------------------------------

    (4) Date Filed:

----------------------------------------------------------------------

[DATA GENERAL LOGO]                                               (508) 898-5000
--------------------------------------------------------------------------------
                              4400 COMPUTER DRIVE, WESTBORO, MASSACHUSETTS 01580


                                                               December 18, 1996


Dear Fellow Stockholder:

     You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 11:00 A.M., Eastern Standard Time, on Wednesday, January 29, 1997, at the Enterprise Room, Fifth Floor, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts.

     This year in addition to electing directors, you are being asked to approve an amendment to the Employee Qualified Stock Purchase Plan increasing the number of shares available under that Plan. Your Board of Directors urges you to read the accompanying proxy statement and recommends that you vote "FOR" Proposals Nos. 1 and 2.

     At the meeting, the Board of Directors will also report on the Company's affairs and a discussion period will be provided for questions and comments.

     The Board of Directors appreciates and encourages stockholder participation in the Company's affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Please sign, date, and mail the enclosed Proxy in the envelope provided at your earliest convenience.

     Thank you for your cooperation.

                                        Very truly yours,


                                        /s/ Ronald L. Skates
                                        -------------------------------------
                                        Ronald L. Skates
                                        President and Chief Executive Officer

                            DATA GENERAL CORPORATION


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS




                                                         Westboro, Massachusetts
                                                         December 18, 1996


     The Annual Meeting of Stockholders of Data General Corporation will be held at the Enterprise Room, Fifth Floor, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, on Wednesday, January 29, 1997, at 11:00 A.M., Eastern Standard Time, for the following purposes:

     1.   To elect seven directors for the ensuing year.

     2. To approve an amendment to the Company's Employee Qualified Stock Purchase Plan to increase the number of shares that may be issued thereunder from 8,600,000 to 11,100,000 shares.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on December 2, 1996 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

     Stockholders are requested promptly to complete, sign, date and return the enclosed form of proxy in the envelope provided. No postage is required if mailed in the United States.



                                                         Carl E. Kaplan
                                                         Secretary

                            DATA GENERAL CORPORATION
                               4400 COMPUTER DRIVE
                          WESTBORO, MASSACHUSETTS 01580

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                               GENERAL INFORMATION

PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of the Common Stock, $.01 par value per share ("Common Stock"), of Data General Corporation (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on January 29, 1997, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the meeting.

     Proxies for use at the meeting will be mailed to stockholders on or about December 18, 1996, and will be solicited chiefly by mail, but additional solicitations may be made by telephone or telegram. The Company has retained Morrow & Co., Inc. to assist it with the solicitation, at an estimated fee of $6,000, plus reimbursement of out-of-pocket expenses. The Company may enlist the assistance of brokerage houses and banks in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. Shares represented by executed proxies which abstain from one or all matters to be acted upon at the meeting and broker non-votes will be considered for the purpose of determining whether or not a quorum is present at the meeting but will not be considered in determining whether or not the matter for which authority to vote has been properly withheld is approved by an affirmative vote of the requisite percentage of the shares voting on such matter. ("Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.) The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the meeting is required for the election of directors. The approval of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required for approval of Proposal No. 2. If no specifications are given, the proxies intend to vote the shares represented thereby "FOR" Proposals Nos. 1 and 2 as set forth in the accompanying Notice of Annual Meeting of Stockholders and in accordance with their best judgment on any other matters that may properly come before the meeting.

     Only stockholders of record at the close of business on December 2, 1996, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The Company had outstanding on December 2, 1996, 39,730,069 shares of Common Stock, each of which is entitled to one vote upon the matters to be presented at the meeting.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of November 15, 1996, regarding the beneficial ownership of the Company's Common Stock of (i) each person known to the Company to own beneficially more than five percent of the Company's outstanding Common Stock, (ii) the most highly compensated executive officers of the Company, other than the chief executive officer, and (iii) all present executive officers and directors of the Company as a group.

                                                                   AMOUNT AND NATURE          PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                            OF BENEFICIAL OWNERSHIP       COMMON STOCK
-----------------------------------------------------------------------------------------------------------
Norwest Corporation and its subsidiaries
     Sixth and Marquette
     Minneapolis, Minnesota  55479................................  3,030,235(1)                  7.6%

Brandywine Asset Management, Inc.
     3 Christina Centre, 201 North Walnut Street, Suite 1200
     Wilmington, Delaware  19801..................................  2,096,795(2)                  5.3%
William J. Cunningham.............................................    181,442(3)                   .5%
Arthur W. DeMelle.................................................    127,500(4)                   .3%
Joel Schwartz.....................................................    154,462(5)                   .4%
J. Thomas West....................................................    117,061(6)                   .3%
All present executive officers and directors
     as a group (twelve persons)..................................  2,398,800(7)                  6.0%

--------------

(1)  This figure is based on information set forth in the amendment to the
     Schedule 13G, dated January 22, 1996 (the "Norwest Schedule"), filed by Norwest Corporation and affiliates, as a group ("Norwest"), with the Securities and Exchange Commission. The Norwest Schedule states that Norwest has the sole power to dispose or direct the disposition of 3,027,735 of such shares, shared power to dispose or direct the disposition of 200 of such shares, sole power to vote or direct the vote of 2,566,435 of such shares, and shared power to vote or direct the vote of 200 of such shares.

(2)  This figure is based on information set forth in the amendment to the
     Schedule 13G, dated February 22, 1996 (the "Brandywine Schedule"), filed by Brandywine Asset Management, Inc. ("Brandywine"), with the Securities and Exchange Commission. The Brandywine Schedule states that Brandywine has the sole power to dispose or direct the disposition of 1,907,745 of such shares and that Brandywine has the sole power to vote or direct the vote of 1,907,745 of such shares.

(3) Includes 164,256 shares of Common Stock that may be acquired through exercise of stock options.

(4) Includes 127,500 shares of Common Stock that may be acquired through exercise of stock options.

(5) Includes 154,362 shares of Common Stock that may be acquired through exercise of stock options.

(6) Includes 116,861 shares of Common Stock that may be acquired through exercise of stock options.

(7) Includes 1,952,534 shares of Common Stock that may be acquired through exercise of stock options and 5,208 shares of common stock issuable upon conversion of $100,000 principal amount of 7-3/4% convertible debentures due 2001.

                  PROPOSAL NO. 1 -- ELECTION OF SEVEN DIRECTORS

     Seven directors (constituting the entire Board) are to be elected at the meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. Each person named below is now a director of the Company. In the event any of these nominees shall be unable to serve as a director, discretionary authority is reserved to vote for a substitute. The Board of Directors has no reason to believe that any of these nominees will be unable to serve.

         The nominees, their ages, the year in which each first became a director, their principal occupations or employment during the past five years, and the number and percentage of shares of Common Stock beneficially owned by each, are:
                                                                                       AMOUNT AND
                                   YEAR                                                NATURE (1)
                                   FIRST                                                   OF       PERCENTAGE
                                  BECAME         PRINCIPAL OCCUPATION DURING           BENEFICIAL   OF COMMON
  NOMINEE                  AGE   DIRECTOR            THE PAST FIVE YEARS               OWNERSHIP    STOCK (2)
  -------------------------------------------------------------------------------------------------------------
  Frederick R. Adler        70    1968    Chairman of the Executive Committee of         388,873       1.0%
                                          the Board of Directors from July 1982 to           (7)
                                          date; Managing General Partner of Adler &
                                          Company, a venture capital investment
                                          firm, and a General Partner of its
                                          related investment funds; of counsel to
                                          Fulbright & Jaworski L.L.P., Attorneys.
                                          Until December 31, 1995, Senior Partner
                                          of Fulbright & Jaworski L.L.P.,
                                          Attorneys.  (3)(5)

  Ferdinand Colloredo-      57    1986    Chairman of the Board and Chief Executive       22,208
  Mansfeld                                Officer of Cabot Partners Limited                  (8)
                                          Partnership, a real estate investment
                                          firm, since 1990; Chairman, Chief
                                          Executive Officer and Chief Investment
                                          Officer of Cabot, Cabot & Forbes
                                          Realty Advisors, Inc., 1986 to 1990.
                                          (3)(4)(5)(6)

  John G. McElwee           75    1989    Retired; Chairman of Board of Directors         19,000
                                          and Chief Executive Officer of John                (9)
                                          Hancock Mutual Life Insurance Company
                                          from 1982 until 1986. (3)(4)(6)

  Ronald L. Skates          55    1989    President and Chief Executive Officer of     1,244,629       3.1%
                                          the Company from November 1989 to date;           (10)
                                          Executive Vice President and Chief
                                          Operating Officer from 1988 to 1989;
                                          Senior Vice President from 1986 to
                                          1988.  (3)


                                                                                      AMOUNT AND
                                   YEAR                                               NATURE (1)
                                   FIRST                                                  OF       PERCENTAGE
                                  BECAME         PRINCIPAL OCCUPATION DURING          BENEFICIAL   OF COMMON
  NOMINEE                  AGE   DIRECTOR            THE PAST FIVE YEARS               OWNERSHIP   STOCK (2)
  -------------------------------------------------------------------------------------------------------------
  W. Nicholas Thorndike     63    1994    Chairman of the Board of Trustees of            22,000
                                          Massachusetts General Hospital from 1987          (11)
                                          to 1992, and President from 1992 to
                                          1994.  (4)(5)

  Donald H. Trautlein       70    1989    Retired; Chairman of the Board of               14,000
                                          Directors and Chief Executive Officer of          (11)
                                          Bethlehem Steel Corporation from 1980 to
                                          1986.  (3)(4)(5)

  Richard L. Tucker         56    1994    Managing Director of Trinity Investment         12,200
                                          Management Corporation.   (4)(5)                  (11)

-------------

(1) As of November 15, 1996, unless otherwise indicated, the persons shown have sole voting and investment power over the shares listed.

(2) Messrs. Colloredo-Mansfeld, McElwee, Thorndike, Trautlein and Tucker own less than 1% of the Company's Common Stock.

(3)  Member of Executive Committee of Board of Directors.

(4)  Member of Audit Committee of Board of Directors.

(5)  Member of Compensation Committee of Board of Directors.

(6)  Member of Nominating Committee of Board of Directors.

(7) Includes 20,654 shares of Common Stock that may be acquired through exercise of stock options.

(8) Includes 5,208 shares of Common Stock issuable upon conversion of $100,000 principal amount of 7-3/4% convertible debentures due 2001. Also includes 12,000 shares of Common Stock that may be acquired through exercise of stock options.

(9) Includes 14,000 shares of Common Stock that may be acquired through exercise of stock options.

(10) Includes 1,216,901 shares of Common Stock that may be acquired through exercise of stock options. Includes also 4,500 shares of Common Stock owned by family members as to which Mr. Skates disclaims beneficial ownership.

(11) Includes 12,000 shares of Common Stock that may be acquired through exercise of stock options.

     Mr. Adler is a director of Global Pharmaceutical Corporation, Micro Linear Corporation, Prime Cellular, Inc., Shells Seafood Restaurants, Inc., and USA Detergents, Inc., and of counsel to Fulbright & Jaworski L.L.P., legal counsel to the Company. Mr. Colloredo-Mansfeld is a director of Raytheon Company, and until November 30, 1995 was a director of Shawmut National Corporation. Mr. Colloredo-Mansfeld also serves as Chairman of the Board of Trustees of Massachusetts General Hospital and Trustee of the Partners HealthCare System. Mr. Thorndike serves as a corporate director or trustee of a number of organizations, including Bradley Real Estate Inc., Courier Corporation, Providence Journal Company, Eastern Utility Associates and The Putnam Funds. He also serves as a Trustee of Massachusetts General Hospital. In

February, 1994, Mr. Thorndike accepted appointment as a successor trustee of private trusts in which he has no beneficial interest, and concurrently became, serving until October, 1994, Chairman of the Board of two privately owned corporations controlled by such trusts that filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in August, 1994. Mr. Trautlein is a director of PXRE Corporation.

     The Board of Directors has an Audit Committee which met four times during the fiscal year ending September 28, 1996 (the "1996 fiscal year"). Representatives of Price Waterhouse LLP, the Company's auditors, were present at all such meetings. The primary functions of the Audit Committee are to provide assistance to the Board of Directors in fulfilling its responsibilities relating to corporate accounting and reporting practices and to maintain, by way of regularly scheduled meetings, a direct line of communication among the directors, the Company's internal auditors and independent accountants. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of nonaudit services by the Company's independent accountants and for considering the range of nonaudit and audit fees.

     The Board of Directors has a Nominating Committee. During the 1996 fiscal year, the Nominating Committee did not meet. The primary functions of the Nominating Committee are to consider qualified candidates to fill vacant seats on the Board which may arise during the year and to recommend to the Board for nomination for election to fill any such vacancies such candidates as it deems, in its discretion, appropriate. The Nominating Committee does not consider nominees recommended by stockholders for election as directors.

     The Board of Directors has a Compensation Committee. During the 1996 fiscal year, the Compensation Committee met twice. The Compensation Committee's functions are to review the compensation of the Company's executive officers and recommend to the Board of Directors the compensation of such executive officers.

     Other committees on which directors serve include the Executive Committee, the Restricted Stock Option Committee, the Employee Stock Option Committee and the Employee Qualified Stock Purchase Plan Committee.

     During the 1996 fiscal year, the Board of Directors held seven meetings. Each of the incumbent directors attended at least 75% of the meetings of the Board of Directors and of all the committee(s) of the Board of Directors on which he served.




            THE BOARD OF DIRECTORS DEEMS THE ELECTION TO THE BOARD OF
        DIRECTORS OF ALL THE ABOVE-DESCRIBED NOMINEES TO BE IN THE BEST
                INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND
               RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL NO. 1.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company for the 1994, 1995 and 1996 fiscal years of those persons who were (i) during the 1996 fiscal year, the chief executive officer and (ii) at the end of the 1996 fiscal year, the most highly compensated executive officers.

                                            SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------------------------
                                                                                                 LONG-TERM
                                                          ANNUAL COMPENSATION (000'S)           COMPENSATION (1)
                                                    -------------------------------------  --------------------
                                                                                  OTHER          SECURITIES
                                  FISCAL YEAR                                    ANNUAL          UNDERLYING
NAME AND PRINCIPAL POSITION          ENDING         SALARY         BONUS      COMPENSATION(2)      OPTIONS
---------------------------       -----------       ------         -----      --------------       -------


Ronald L. Skates                     1996            $630.0       $1,360.0          $5.4            75,000
     President &                     1995            $611.5(3)          $0          $3.0           225,000
      Chief Executive Officer        1994            $577.5             $0          $3.0           250,000

Joel Schwartz                        1996            $315.0         $185.0          $2.3            30,000
      Senior Vice President          1995            $305.8(3)         $50          $2.7            20,000
                                     1994            $275.0           $100          $5.0            25,000

William J.Cunningham                 1996            $315.0         $185.0            $0            30,000
      Senior Vice President          1995            $305.8(3)          $0            $0            20,000
                                     1994            $280.0             $0            $0            25,000

Arthur W. DeMelle                    1996            $315.0         $135.0          $8.3            30,000
      Senior Vice President          1995            $305.8(3)          $0          $3.0            20,000
                                     1994            $285.0             $0          $3.0            20,000

J. Thomas West                       1996            $335.0         $110.0          $1.5            25,000
      Senior Vice President          1995            $326.2(3)          $0          $3.0            20,000
                                     1994            $300.0             $0          $4.0            25,000

---------------

(1) The Company does not maintain any long-term incentive plans other than its option plans. All long-term compensation earned by executive officers of the Company during the years shown have been in the form of stock option grants under those option plans.

(2) Amounts shown reflect benefits received under a Company program providing certain executives with tax preparation assistance.

(3)  1995 fiscal year salary numbers reflect 53 weeks of pay.

OPTION GRANTS IN THE 1996 FISCAL YEAR

     The following table sets forth further information on grants of stock options to the named executive officers during the 1996 fiscal year. The Company does not have a stock appreciation rights plan.

                                          OPTION GRANTS IN THE 1996 FISCAL YEAR
-----------------------------------------------------------------------------------------------------------------
                    NUMBER    % OF TOTAL
                      OF        OPTIONS                                          POTENTIALLY REALIZABLE VALUE
                  SECURITIES    GRANTED               MARKET                       AT ASSUMED ANNUAL RATES
                  UNDERLYING      TO                  PRICE(3)                  OF STOCK PRICE APPRECIATION
                   OPTIONS     EMPLOYEES    OPTION      AT       OPTION               FOR OPTION TERM (4)
                   GRANTED     IN FISCAL   EXERCISE   DATE OF  EXPIRATION    ------------------------------------
NAME               (1) (2)       YEAR       PRICE      GRANT      DATE          0%           5%           10%
----              ----------  ----------   --------   -------  ----------    ------------------------------------
R. L. Skates        75,000      12.0%       $11.88    $11.88    10/31/05     $      0     $560,345     $1,420,025
W. J.  Cunningham   30,000       4.8%       $ 5.94    $11.88    10/31/05     $178,200     $402,338     $  746,210
A. W. DeMelle       30,000       4.8%       $ 5.94    $11.88    10/31/05     $178,200     $402,338     $  746,210
J. Schwartz         30,000       4.8%       $ 5.94    $11.88    10/31/05     $178,200     $402,338     $  746,210
J. T. West          25,000       4.0%       $ 5.94    $11.88    10/31/05     $148,500     $335,282     $  621,842

--------------

(1) The grants described above were made in the 1996 fiscal year. Thereafter, during the first forty-five days of the 1997 fiscal year, the following grants were made to the above-named executive officers: to Mr. Skates, an option for 100,000 shares at $14.00 per share; to Messrs. Cunningham and Schwartz, options for 25,000 shares each at $7.32 per share; and to Messrs. DeMelle and West, options for 20,000 shares each at $7.32 per share. The closing market price of the Company's Common Stock on the date of these grants was $14.00 per share for the grant made to Mr. Skates and $14.63 per share for the grants made to the other executive officers named above.

(2) All of the options shown in this table, although immediately exercisable, are subject to disposition restrictions that require that any shares acquired on the exercise of such options be offered for resale to the Company at the original option exercise price upon termination of the optionee's employment with the Company for any reason except death or retirement with the consent of the Company. These restrictions lapse in 25% installments on each of the first four anniversaries of the option grant.

(3) The market price shown is the closing price of the Company's Common Stock, based on New York Stock Exchange Composite Tape trading for the date on which the option was granted.

(4) The projected realizable values shown assume future market prices based, pursuant to applicable Securities and Exchange Commission regulations, on arbitrarily assumed annual stock price appreciation rates of 0%, 5% and 10% for the full terms of the options. These projections are provided for illustrative purposes only, in order to comply with such regulations, and no representations are made as to what the actual future price of the Company's stock will be at any point in time.

OPTION EXERCISES IN THE 1996 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to (i) stock options exercised by the chief executive officer and the other named executive officers during the 1996 fiscal year, and (ii) unexercised, in-the-money stock options held by such individuals at September 28, 1996.

                                   OPTION EXERCISES IN THE 1996 FISCAL YEAR AND
                                        1996 FISCAL YEAR-END OPTION VALUES
-----------------------------------------------------------------------------------------------------------------
                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                    OPTIONS AT FISCAL YEAR END         FISCAL YEAR END (1)
                           SHARES                   --------------------------     --------------------------
                          ACQUIRED                  EXERCISABLE    EXERCISABLE     EXERCISABLE    EXERCISABLE
                             ON         VALUE          VESTED        UNVESTED         VESTED       UNVESTED
NAME                      EXERCISE     REALIZED      OPTIONS(2)     OPTIONS(2)      OPTIONS(2)     OPTIONS(2)
----                      --------     --------     --------------------------     --------------------------

R. L. Skates                135,000   $1,639,670        705,063      415,000        $4,668,788     $1,662,750
W. J.  Cunningham                 0            0         74,256       65,000          $670,861       $556,325
A. W. DeMelle                15,000     $192,425         50,625       56,875          $486,513       $487,038
J. Schwartz                  19,000     $192,702         63,112       66,250          $531,504       $566,550
J. T. West                  115,000   $1,150,488         16,611       80,250           $56,200       $716,331

--------------

(1) Year-end spread value of options are calculated based on the $14.00 closing price of the Company's Common Stock on September 27, 1996, based on New York Stock Exchange Composite Tape trading for such day.

(2) All of the options shown in this table, although immediately exercisable, are subject to disposition restrictions that require that any shares acquired on the exercise of such options be offered for resale to the Company at the original option exercise price upon termination of the optionee's employment with the Company for any reason except death or retirement with the consent of the Company. These restrictions lapse in 25% installments on each of the first four anniversaries of the option grant. The option data shown in the "vested" columns relate only to the portion of any currently outstanding options that have already vested and are free of the disposition restrictions and related resale requirement. The option data shown in the "unvested" columns relate to the portion of any currently outstanding options that have not yet vested, are still subject to the disposition restrictions and related resale requirement, and thus can be viewed as being comparable to options that are not yet exercisable.


COMPENSATION PURSUANT TO PLANS

     PENSION PLANS

     The Company maintains a noncontributory, defined benefit pension plan (the "Pension Plan"). Substantially all domestic employees of the Company are eligible to participate in the Pension Plan. All executive officers of the Company participate in the Pension Plan. The amount of the contribution accrued each year by the Company and participating affiliates under the Pension Plan is actuarially determined and equals at least the minimum amount required under the Internal Revenue Code, as amended (the "Code"). Pension benefits paid from the Pension Plan are based on base salary, exclusive of overtime, bonuses, nonsales incentive compensation and other similar types of payments but inclusive of sales incentives and commissions, up to a certain maximum, and an employee's period of service. In general, pension benefits become nonforfeitable (vested) after the completion of 5 years of service.

     Under the Pension Plan, a participant's pension at normal retirement (age
65) is equal to the sum of his yearly benefits accrued during his period of service. In general, for each year of credited service completed by an employee after becoming a participant in the Pension Plan, the employee accrues an annual benefit in an amount equal to 1.5 percent of his compensation. Effective in 1989, the amount of compensation taken into account to calculate the Pension Plan benefit may not exceed $150,000 per annum under the Code. Each employee who was a participant on October 1, 1991 had his benefit updated based on his compensation on October 1, 1991, for each year of service as a participant in the Pension Plan to that date. Retirees received a supplemental benefit based on a percentage of the retirement benefit they were receiving on October 1, 1991. As of October 28, 1996, the estimated annual benefits payable upon retirement at age 65, based on a single life annuity, pursuant to the Pension Plan for the following individuals would be: to Mr. Skates, $56,925; to Mr. Cunningham, $36,137; to Mr. DeMelle, $32,700; to Mr. Schwartz, $47,537; and to Mr. West, $95,053. In addition to pension benefits, the Pension Plan provides amounts to fund medical benefits for certain retired employees and their dependents.

     In June 1989, the Board of Directors adopted the Data General Corporation Supplemental Retirement Benefit Plan (the "Supplemental Plan") effective October 1, 1989. The Supplemental Plan provides additional retirement benefits for eligible employees, including executive officers of the Company, who retire under the Company's Pension Plan. The Supplemental Plan was adopted in order to compensate eligible employees for reductions in the benefits calculated under the Pension Plan due to the change in the formula for the calculation of benefits under the Pension Plan and/or legislative and regulatory limitations. The Supplemental Plan benefit equals a participant's retirement benefit calculated in an amount equal to 1 percent of his compensation not in excess of the Federal Insurance Contribution Act ("FICA") wage base and 2 percent of his compensation in excess of the FICA wage base, reduced by an amount equal to the actual amount of the benefit that is payable under the normal form of payment provided for under the Pension Plan. The Supplemental Plan was also updated by basing the benefit thereunder on the participant's compensation on October 1, 1991. The Supplemental Plan is funded pursuant to a non-qualified deferred compensation arrangement under which the Company transfers certain amounts to a trust to be held for the benefit of the Supplemental Plan participants, except in the event of the insolvency of the Company. As of October 28, 1996, the estimated annual benefits payable upon retirement at age 65, based on a single life annuity, pursuant to the Supplemental Plan for the following individuals would be: to Mr. Skates, $178,296; to Mr. Cunningham, $39,829; to Mr. DeMelle, $46,687; to Mr. Schwartz, $55,684; and to Mr. West, $73,848.

     In December 1994, the Board of Directors adopted a Supplemental Retirement Benefit (the "Supplemental Benefit") to provide Mr. Skates a retirement benefit to supplement that available to him under the Company's Pension Plan and Supplemental Plan. The Supplemental Benefit provides that if Mr. Skates retires from service to the Company at age 65, he will receive from the Company's Pension Plan, current Supplemental Plan and the Supplemental Benefit a combined joint and survivor annuity equal to 60% of the average of his three highest years of cash compensation excluding any bonuses he may be awarded. If Mr. Skates retires prior to attaining age 65, the 60% benefit rate will be reduced by two percentage points for each year his retirement precedes age 65. If at any time Mr. Skates dies, is terminated due to disability, is terminated by the Board without cause, or his employment is terminated other than for cause after a Change in Control (as defined in the discussion under the heading "Employee Agreements", below), payment of the above-described benefit may commence prior to age 65, at the reduced rate described above. Based upon his compensation during the three highest years to date, the estimated annual benefit payable upon retirement at age 65 pursuant to the Pension Plan, the Supplemental Plan and the Supplemental Benefit to Mr. Skates would be $372,000.

   SAVINGS AND INVESTMENT PLAN

     Effective January 1, 1983, the Company adopted the Data General Corporation Savings and Investment Plan (the "Savings and Investment Plan"), that includes a cash or deferred arrangement ("CODA") and established a related trust. Substantially all of the Company's employees are eligible to participate in the Savings and Investment Plan. Under the CODA provisions of the Savings and Investment Plan, eligible employees may elect to defer a portion of their salary and have such amount contributed to the Savings and Investment Plan to be invested in one or more of seven savings and investment funds. In general, distribution of an employee's interest in the Savings and Investment Plan may occur upon hardship, termination of employment or age 59-1/2. Amounts attributable to the Savings and Investment Plan are distributed in cash. In addition, employees may borrow money from the Savings and Investment Plan. For Federal income tax purposes, the Company is entitled to a deduction for the CODA contributions. During the 1996 fiscal year, Messrs. Skates, Cunningham and West have each deferred amounts equal to $9,500, while Messrs. DeMelle and Schwartz did not defer any amounts.

   STOCK OPTIONS

     The Company maintains a Restricted Stock Option Plan, Employee Stock Option Plan, Employee Qualified Stock Purchase Plan and 1994 Non-Employee Director Stock Option Plan.

     RESTRICTED STOCK OPTION PLAN. The Restricted Stock Option Plan (the "Restricted Plan"), which was originally adopted by the Board of Directors on November 19, 1976 and approved by the stockholders on January 18, 1977, authorizes the Company to grant "restricted stock options" to employees and consultants of the Company and its subsidiaries. The Restricted Plan, which was amended in 1988 to extend the termination date of the Restricted Plan to December 31, 1998 and which has been amended from time to time to increase the number of shares available thereunder, provides for the granting of options to purchase up to 11,000,000 shares of Common Stock coupled with a prohibition against disposition of the shares and an obligation to offer such shares for resale to the Company at their original purchase price upon termination of employment for any reason except death or retirement with the consent of the Company. The restrictions against disposition and the obligation of resale lapse from time to time as to portions of the grant, as determined by the Restricted Stock Option Plan Committee (the "Restricted Plan Committee"). The Restricted Plan Committee which administers the Restricted Plan consists of not fewer than three non-employee directors, and currently consists of Messrs. Ferdinand Colloredo-Mansfeld, W. Nicholas Thorndike, Donald H. Trautlein and Richard L. Tucker. The Restricted Plan provides for the issuance of Common Stock to employees for any lawful consideration as determined by the Board of Directors so long as it is not less than the lower of (i) 50 percent of the book value per share of Common Stock as of the end of the fiscal year immediately preceding the date of such grant or (ii) 25 percent of the fair market value per share of Common Stock on the date of such grant. Subject to the terms of the Restricted Plan, the Restricted Plan Committee has exclusive authority to select the employees or others to whom options are granted and to determine the number of shares subject to such options and the time or times when options are exercisable.

     Employees of the Company and its subsidiaries, including officers and consultants, who have not attained the age of 65 (approximately 4,900 persons) are eligible to receive options under the Restricted Plan. Directors who are also employees are eligible to receive options if they are not members of the Restricted Plan Committee. Directors who are not employees may receive options under the 1994 Non-Employee Director Stock Option Plan. (See the heading "1994 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN", below.) Options may be granted to the same employee on more than one occasion. However, the number of shares issued to any one employee under the Restricted Plan shall not exceed 10 percent of the aggregate number of shares issuable thereunder nor exceed 3 percent during any consecutive twelve-month period. The Company reserves the right under the Restricted Plan to terminate an employee's option with the employee's consent and to substitute one or more options with different terms and conditions, including a lower option price. Options may be granted under the Restricted Plan from time to time through December 31, 1998, the termination date of the Plan.

     An option granted under the Restricted Plan is a non-statutory option and is taxed in accordance with Section 83 of the Code and the regulations thereunder. An employee granted an option under the Restricted Plan generally will realize income when the shares purchased pursuant to the option become transferable or are no longer subject to a substantial risk of forfeiture. The income realized (the difference between the exercise price of the option and the fair market value of the shares at the time the shares are transferable or are no longer subject to a substantial risk of forfeiture) will be ordinary income to the employee for which the Company can claim a business expense deduction.

     EMPLOYEE STOCK OPTION PLAN. The Employee Stock Option Plan (the "Stock Option Plan"), which was adopted by the Board of Directors on October 6, 1981, approved by the stockholders on January 19, 1982 and amended from time to time thereafter, among other things, to increase the number of shares available thereunder, authorizes the Company to grant either "incentive stock options" to employees of the Company or its subsidiaries, under Section 422A of the Code, or non-qualified options to purchase collectively up to 7,000,000 shares of Common Stock. Substantially all employees of the Company and of designated subsidiaries (approximately 4,900 persons) are eligible to participate in the Stock Option Plan. The purpose of the Stock Option Plan is to strengthen the Company's ability to attract, motivate, and retain key employees and, in particular, to provide the Company with the necessary flexibility to compete for highly skilled personnel.

     The Stock Option Plan is administered by an Employee Stock Option Plan Committee appointed by the Board of Directors (the "Stock Option Committee"), currently consisting of Messrs. Ferdinand Colloredo-Mansfeld, W. Nicholas Thorndike, Donald H. Trautlein and Richard L. Tucker, which, subject to the provisions of the Stock Option Plan, has exclusive authority to select the times when and the employees to whom stock options may be granted, the number of shares of Common Stock to be acquired by the exercise of stock options, the exercise price and the term during which options may be exercised.

     To qualify as an incentive stock option under Section 422A of the Code, an option, among other things, must (i) not be exercisable more than ten years from the date of grant; (ii) have an exercise price equal to or in excess of the fair market value of the Common Stock on the date of grant and (iii) not be transferable other than by will or laws of descent and distribution and must be exercisable during the employee's lifetime only by him. The non-qualified options may be granted with an exercise price as determined by the Stock Option Committee so long as it is not less than the lower of (i) 50 percent of the book value per share of Common Stock as of the end of the fiscal year immediately preceding the date of such grant or (ii) 25 percent of the fair market value per share of Common Stock on the date of such grant.

     The option agreements between the Company and the optionee contain restrictions against disposition of the shares acquired upon exercise of non-qualified options and contain the obligation on the part of the optionee to offer such shares for resale to the Company at their original purchase price upon termination of the optionee's employment with the Company. The restrictions against disposition and the obligation of resale lapse from time to time as to portions of the grant, as determined by the Stock Option Committee.

     An employee who is granted an incentive stock option will generally recognize no income or gain on the grant or exercise of the incentive stock option. If stock purchased pursuant to the exercise of an incentive stock option is sold more than two years from the date the option is granted and one year from the date of exercise, the gain realized on the sale of the stock (the difference between the exercise price of the option and the amount realized on the sale) will be treated as long-term capital gain rather than as ordinary income. In general, in the case of incentive stock options, the excess of the fair market value of the shares on the date of exercise (or, if later, the date the shares become vested for purposes of Section 83 of the Code) over the exercise price is included in alternative minimum taxable income for purposes of the "alternative minimum tax" provisions of the Code. The non-qualified options are taxed in accordance with Section 83 of the Code and regulations thereunder in the same manner as restricted stock options. (See previous discussion of tax consequences under the heading "RESTRICTED STOCK OPTION PLAN", above.)

     In general, the Company can deduct as a business expense only the amount equal to the ordinary income, if any, recognized by an employee upon his sale of Common Stock purchased pursuant to an incentive stock option, as well as the ordinary income realized by an optionee with respect to the exercise of a non-qualified option. Under current accounting practice, no charge to the income of the Company will result from the grant or exercise of an incentive stock option because the exercise price of the incentive stock option must equal or exceed the fair market value of the Common Stock on the date of grant. In the case of a grant of a non-qualified stock option an amount equal to the excess of the fair market value of the Common Stock at the date of grant over the exercise price would be amortized as a charge over the option's vesting period. The tax effect of the benefit of such business expense for tax return purposes in excess of that charged to earnings will be credited to the Company's additional paid-in capital.

     EMPLOYEE QUALIFIED STOCK PURCHASE PLAN. The Employee Qualified Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on November 10, 1970 and approved by the stockholders on January 12, 1971. The Purchase Plan, which has been amended from time to time to increase the number of shares available thereunder, authorizes the Company to issue up to 8,600,000 shares of Common Stock.

     Substantially all employees of the Company and its designated subsidiaries who have completed ninety days' employment with the Company or its designated subsidiaries (approximately 4,900 persons) are eligible to participate in the Purchase Plan. The Company believes that the Purchase Plan has advanced the interests of the Company and its subsidiaries and furthered its growth and development by encouraging and enabling employees to acquire the Common Stock of the Company and an increased personal and proprietary interest in the continued success and progress of the Company.

     Under the Purchase Plan, options are granted twice yearly and are exercisable six months from the date of grant. The option price is the lesser of 85 percent of the average market price of the Common Stock of the Company on (i) the date the option is granted or (ii) the last day of the six month period. Each eligible employee who continues to be a participant in the Purchase Plan on the last day of the six month period is deemed to have exercised his option on such date. The number of shares purchased at the option price by each participating employee is determined by the amounts accumulated through payroll deductions of up to 10 percent of such employee's regular base pay during such six-month period.

     Under the Purchase Plan, options granted to participants are intended to constitute options granted pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Code. Accordingly, no taxable income will be realized by an employee until the shares purchased pursuant to an option are sold. Under certain circumstances, all or a portion of the gain realized may be treated as ordinary income to the employee, and the Company will be entitled to claim a business expense deduction of the amount of ordinary income recognized by the employee.

     The Purchase Plan is administered by the Employee Qualified Stock Purchase Plan Committee (the "Purchase Plan Committee"), which is composed of at least three members of the Board of Directors. The Purchase Plan Committee currently consists of Messrs. Adler, McElwee, Trautlein and Tucker. Members of the Purchase Plan Committee are presently not eligible to participate in the Purchase Plan, nor is any employee entitled to participate in the Purchase Plan to the extent his rights to purchase Common Stock would accrue at a rate which exceeds $25,000 of fair market value of such stock, as determined at the time such option is granted, for each calendar year in which such option is outstanding at any time, or that, after the granting of the option, such employee would own more than 5 percent of the Common Stock of the Company, as defined and prescribed by the Code.

     During the 1996 fiscal year, pursuant to the Purchase Plan, Mr. Skates purchased 2,963 shares of Common Stock at an average per share price of $7.17; Mr. Cunningham purchased 2,295 shares of Common Stock at an average per share price of $7.66; and all executive officers as a group purchased 7,512 shares of Common Stock at an average per share price of $7.48. During this period Messrs. DeMelle, Schwartz and West did not purchase any shares pursuant to the Purchase Plan. As of November 15, 1996, an aggregate of 8,240,841 shares of the Company's Common Stock had been purchased under the Purchase Plan.

     See "PROPOSAL NO. 2 -- EMPLOYEE QUALIFIED STOCK PURCHASE PLAN" for the proposed amendment to increase the number of shares issuable under the Employee Qualified Stock Purchase Plan from 8,600,000 to 11,100,000.

     1994 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. The 1994 Non-Employee Director Stock Option Plan (the "1994 Directors' Plan") was adopted by the Board of Directors on October 31, 1993 and approved by the stockholders on January 26, 1994. The 1994 Directors' Plan authorizes the Company to issue up to 150,000 shares of the Company's Common Stock. The 1994 Directors' Plan provides for the issuance of an annual option to purchase 4,000 shares of the Company's Common Stock to each non-employee director who is elected to the Board of Directors at the Annual Meeting of Stockholders. The exercise price per share will be equal to 100% of the closing price of the Company's Common Stock on the date of the Company's Annual Meeting of Stockholders at which the subject director is elected to the Board of Directors.

     The 1994 Directors' Plan was established to serve the best interests of the Company by enhancing the ability of the Company to attract and retain the services of knowledgeable and experienced persons who, through their efforts and expertise, can make a significant contribution to the success of the Company by serving as members of the Company's Board of Directors.

     The 1994 Directors' Plan provides that the option to purchase Common Stock will be coupled with a prohibition against disposition of the shares and an obligation to offer such shares for resale to the Company for any reason except death, disability, or retirement with the consent of the Company. The restrictions against disposition and the obligation of resale will lapse cumulatively to the extent of 25 percent of the grant on each anniversary date of grant of the option. Options will not be transferable other than by will or the laws of descent and distribution, and will be exercisable during the lifetime of an optionee only by the optionee. Options will be exercisable only while the optionee is serving as a director of the Company or (i) within 12 months of his retirement from the Board of Directors with the consent of the Company; (ii) within 12 months of the optionee becoming disabled to serve as a director of the Company; (iii) by his heirs or estate within 12 months of his death. Options terminate ten years from the date of grant. In the event of a Change of Control of the Company (see definition of "Change of Control" in the discussion under the heading "EMPLOYEE AGREEMENTS", below) the restrictions against disposition and the obligation of resale of the shares acquired pursuant to an option under the 1994 Directors' Plan will lapse and the shares will become freely tradeable.

     An option granted under the 1994 Directors' Plan will be a non-statutory stock option and will be taxed in accordance with Section 83 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. A director granted an option pursuant to the 1994 Directors' Plan generally will realize income when the shares purchased under the option become transferable or are no longer subject to a substantial risk of forfeiture. The income realized (the difference between the exercise price of the option and the fair market value of the shares at the time the shares become transferable or are no longer subject to a substantial risk of forfeiture) will be ordinary income to the optionee for which the Company will be able to claim a business expense deduction.

     The Board may terminate, modify or suspend the 1994 Directors' Plan provided that no such modification shall, without further stockholders' approval, increase the maximum number of shares which may be issued under the 1994 Directors' Plan (other than adjustments for capital changes), shorten the period over which restrictions against disposition and obligation of resale lapse, amend the option exercise price (other than adjustments for capital changes), or extend the period during which options may be granted or exercised under the 1994 Directors' Plan. During the 1996 fiscal year, Messrs. Adler, Colloredo-Mansfeld, McElwee, Thorndike, Trautlein and Tucker were each granted an option under the 1994 Directors' Plan to purchase 4,000 shares of the Company's Common Stock with an exercise price per share of $15.75, which was the fair market value on the date of grant.

EMPLOYEE AGREEMENTS

     Beginning in February 1989, the Company entered into employment agreements (the "Agreements") which become effective upon a change in control of the Company with its full-time executive officers, including Messrs. Skates, Cunningham, DeMelle, Schwartz and West. The Board of Directors believes that such Agreements will better ensure retention of the current officers and attract the services of new officers. The Board also believes that under such Agreements officers are able to devote their full attention and energies to the conduct of the Company's business without the potentially disturbing distractions that might arise from a change in control of the Company. Should the Company receive any proposals with respect to any change in its control, such officers could then, without being influenced by the uncertainties of their own situations, assess such proposals, formulate an objective opinion as to whether such proposals would be in the best interests of the Company and its stockholders and take such other action regarding such proposals as the Board of Directors might determine to be appropriate. Each Agreement has a three year term and becomes effective upon a change in control of the Company as defined in the Agreements.

     The Agreements provide that, if a change in control of the Company should occur, and if within three years thereafter (i) the employment of the officer is terminated for reasons other than death, disability, retirement, or "Cause" (as defined in the Agreements); or (ii) the officer voluntarily terminates his or her employment for "Good Reason" (as defined in the Agreements); or (iii) the officer voluntarily terminates his or her employment for any reason or no reason within thirty days of the first anniversary of a change in control of the Company (the "Window Period") the officer would receive specified severance compensation. The Agreements provide generally for the continuation of employment of the officer with the Company for a three year period following the date of the change in control upon substantially the same terms and conditions with respect to duties, responsibilities, salaries, bonuses, welfare, fringe and other benefits as those enjoyed prior to the date of the change in control of the Company.

     "Good Reason" permitting an officer to receive the specified severance compensation upon voluntary termination of his or her employment with the Company during the three year term of the Agreement is defined as a diminution of responsibilities, assignment of inappropriate duties, failure of the Company to comply with the compensation and benefit provisions of the Agreement, failure of the Company to comply with the relocation provisions of the Agreement, any purported termination in violation of the Agreements or the failure of any successor to comply with the Agreements.

     Upon termination of employment with the Company for death, disability, retirement or by the officer without Good Reason (other than during the Window Period) the Company has no obligations under the Agreement other than those accrued on the date of termination and the customary Company provided death benefits, disability benefits or retirement benefits as the case may be. Upon termination by the Company for Cause, the only obligation of the Company to the officer is for salary and deferred compensation accrued by the officer to the date of termination. If the officer terminates his or her employment with the Company for Good Reason, or without any reason during the Window Period, or his or her employment with the Company is terminated by the Company without Cause, during the term of the Agreement, then the officer is entitled to (a) a lump sum cash payment equal to the sum of (1) his or her accrued salary, accrued annual bonus and deferred compensation to the date of termination, (2) three times his or her annual base salary and three times his or her "Highest Annual Bonus" (as defined in the Agreements); (b) retirement benefits and health benefits for the remainder of the term of the Agreement; (c) certain legal fees and expenses incurred as a result of termination of employment; and (d) immediate acceleration of the exercisability of the options granted to the officer pursuant to the Company's Restricted Stock Option Plan and Employee Stock Option Plan, and immediate lapse of any restrictions against disposition and obligation of resale of the Common Stock to the Company, with the officer being able to exercise his or her options under the Restricted Stock Option Plan and the Employee Stock Option Plan within a period of 60 days following the termination date. The definition of Highest Annual Bonus is the greater of the highest annual bonus paid in the past three years or 30% of his or her annual base salary.

     The Company has established a trust fund, with the Boston Safe Deposit and Trust Company as Trustee. The trust fund is to be funded upon a change in control of the Company. The purpose of the trust fund is to ensure the proper payment of the Company's obligations under the Agreements.

     In the event that the amount payable to an officer under his or her Agreement would be subject to the excise tax for federal tax purposes pursuant to Section 4999 of the Code (the "Excise Tax"), then, unless the value of the payment of the Excise Tax by the Company to the Executive does not exceed $50,000 or more, the officer is entitled to receive an additional payment in an amount such that, after payment by the officer of all taxes, including income taxes and the Excise Tax imposed upon such additional payment, the officer is in the same after-tax position as if no Excise Tax had been imposed upon the officer. If the value to the executive does not exceed $50,000 or more then the lump sum cash payment to that officer will be reduced by the amount necessary to avoid the Excise Tax, up to the aggregate of $50,000.

     A change in control of the Company means for purposes of the Agreements:
(i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), provided, however, that any acquisition by the Company or any of its subsidiaries, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or by any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Outstanding

Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, shall not constitute a change of control; or (ii) individuals who, as of January 1, 1989, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to January 1, 1989 whose election, or nomination for election, by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or (iii) approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

     The Code limits the business expense deduction available for so-called golden parachute payments. A portion of the payments (if any) made (or deemed made) by the Company under the Agreements may not be deductible as a result of those limits.

COMPENSATION OF DIRECTORS

     Directors who are full-time officers of the Company receive no additional compensation for serving on the Board of Directors or its committees. Directors who are not full-time officers receive an annual retainer of $25,000 in addition to $1,000 for each meeting attended. Directors who serve on one or more than one of the Audit Committee, the Compensation Committee, the Restricted Plan Committee, the Stock Option Committee and the Nominating Committee receive an additional annual retainer of $5,000, but directors who serve on more than one such committee are limited to only one additional retainer of $5,000. Directors serving on such committees receive $1,000 for each committee meeting they attend.

     In November, 1996, the Board of Directors adopted, effective for calendar years beginning January 1, 1997, a "STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS" permitting each non-employee director to elect, prior to the start of a calendar year, to defer all or part of the retainer and other fee compensation payable to such director for such year in the form of stock-based units based on the price of the Company's common stock on the date such compensation would have otherwise been payable. Any such deferred stock-based units will be converted into, and paid out as, actual shares of stock following the director's termination of services as a director.

     For a description of options granted to non-employee directors, see the heading "1994 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN", above.

     In November 1991 the Company adopted a retirement program for non-employee directors. This program provides a retirement benefit to each non-employee director who either reaches age 72 (the mandatory retirement age for members of the Company's Board of Directors) or completes at least five years of service as a non-employee director. The retirement benefit is equal to the highest Board retainer paid to the director during his years of service to the date of the director's retirement and is payable for a period of years (not to exceed a maximum of 15 years) equal to the director's years of service on the Board. The five-year eligibility service requirement is waived in the event of death in service, retirement due to poor health or retirement within two years of a change in control, as previously defined under the heading "EMPLOYEE AGREEMENTS", above. In the event of death after retirement, the director's spouse (if any) is entitled to a death benefit equal to the remaining balance (if any) of benefits otherwise payable to the director at the time of his death. The Board of Directors waived the mandatory retirement age for Mr. McElwee and nominated him for reelection to the Board of Directors at the current Annual Meeting of Stockholders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Ownership of and certain transactions in Company stock by executive officers, directors and certain other persons are required to be reported to the Securities and Exchange Commission pursuant to Section 16 of the Exchange Act. Based upon a review of the information provided to the Company, all persons subject to these reporting requirements filed the required reports on a timely basis during the 1996 fiscal year.


                     JOINT REPORT OF COMPENSATION COMMITTEE
                           AND STOCK OPTION COMMITTEES

         The Compensation Committee and Stock Option Committees of the Board of Directors (respectively, the "Compensation Committee" and "Stock Option
 Committees", and collectively the "Committees") are each composed entirely of independent directors.

         The Compensation Committee is responsible for establishing and administering the overall compensation policies applicable to the Company's corporate officers, and determining the annual cash compensation levels of the Company's senior management. The two Stock Option Committees (which are both comprised of the same directors) are responsible for establishing the general policies applicable to the granting, vesting and other terms of stock options granted to current and newly hired key employees under the Company's stock option plans, and for determining the size and terms of the option grants made to the Company's executive officers, among others.

         The Committees view their charter as being to insure that the Company's officer compensation programs are structured and implemented in a manner that recognizes the Company's need to attract and retain the caliber of senior executives and other key employees required for the Company to compete in a highly competitive and rapidly evolving business sector, while also recognizing and emphasizing the importance and value of achieving targeted annual and long-term performance objectives at the individual, operating unit and Company level.

SECTION 162(M)

         The annual bonus opportunities and option grants provided to certain executive officers may result in compensation that may not be fully deductible under some circumstances, due to the limitations imposed by Section 162(m) of the Code. In this regard, the Committees note that, due to the Company's large net operating loss carryover position, the restrictions imposed by Section 162(m) on the deductibility of the compensation paid to certain executive officers are expected to have only a limited impact on the Company.

ANNUAL REVIEW PROCESS REGARDING PERFORMANCE AND CASH AND STOCK COMPENSATION
LEVELS

     During the Summer and Fall of 1996, the Committees and the Company's Chief Executive Officer (the "CEO") conducted, with the assistance and advice of an independent executive compensation consultant, detailed reviews of the levels and mix of officer cash and stock compensation, taking into account corporate, operating unit and individual performance for the fiscal year ending on September 28, 1996.

     This annual review process included interim meetings involving the CEO, designated Committee representatives and the compensation consultant, as well as formal Committee meetings to consider the progress of the annual reviews and review the recommendations of the working group. As part of the process, the CEO reviewed with the Committees (i) the assessment of each officer's performance by his/her immediate supervisor, (ii) the CEO's assessment of the performance of each officer, each operating unit and group and the Company as a whole, and
(iii) the CEO's specific recommendations regarding title, salary, annual bonus and stock option grant actions for the officer group, and the rationale for such actions. In addition, the Committees held various private discussions regarding such matters.

REVIEW OF BASE SALARIES

     As part of the annual compensation review process, the base salary rate of each corporate officer was reviewed, taking into account: (i) each officer's individual performance for the preceding twelve months compared against assigned revenue, margin, net income and other goals, and against fiscal 1995 performance, (ii) the scope and importance of the functions the officer performed or was responsible for as of the end of the 1996 fiscal year, (iii) the assessment of the officer's initiative, managerial ability and overall contributions to corporate performance, (iv) the advice of the independent executive compensation consultant regarding the competitiveness of current officer salary levels compared to the external market based on 1996 survey data, and (v) internal equity considerations.

     The weighting given to these factors varied from officer to officer, based in part upon the importance of the officer's position to the Company and the caliber of the incumbent, but the Compensation Committee intended that executive officer base salaries generally be competitive with the estimated relevant market for each position. Based on 1996 survey data (including data for more than twenty large computer sector companies)1 and the advice of the Company's outside compensation consultant regarding such data, the Compensation Committee believes that the base salaries for the Company's current executive officers are generally in the 50th to 75th percentile compared to other large computer companies.

     As a result of the 1996 review and after taking into account the Company's performance during the 1996 fiscal year, the Compensation Committee, effective September 30, 1996, approved the recommended promotion of three of the executive officers named in the "SUMMARY COMPENSATION TABLE" set forth above (Messrs. Cunningham, DeMelle and Schwartz) to Senior Vice President, and also approved increases in the salaries of those three executives to $340,000 each. In addition, the Committee approved the recommended promotion of one other executive officer (Mr. William Wilson) to Senior Vice President, as well as increases in his salary and the salaries of certain other corporate officers.


--------------------

1 The computer industry survey group for 1996 included the Company, eleven of the fourteen other companies in the S&P computers (Hardware) Index that is referred to in the "Stock Performance Graph" that appears on page 21 of this Proxy Statement, and more than ten other large computer companies that are not inluded in that index.

ANNUAL BONUS AWARDS

     The Company grants discretionary annual bonuses to executive officers and others from time to time based on corporate performance, taking into account (i) the Company's financial performance relative to key competitors and in absolute terms, (ii) such other corporate performance criteria as are determined to be appropriate by the Compensation Committee for a given year, (iii) the level and importance of an officer's contribution to the Company's overall performance,
(iv) the officer's actual performance versus such officer's assigned business plan goals, and (v) the estimated competitive level of bonus compensation at other large computer companies based on available survey data.

     Based on the Company's overall performance for the 1996 fiscal year, the Compensation Committee approved discretionary annual bonus awards to Messrs. Cunningham, DeMelle, Schwartz and West for that year in the amounts set forth in the "SUMMARY COMPENSATION TABLE" above. Certain other corporate officers also received discretionary corporate bonus awards for the 1996 fiscal year.

     For the 1996 fiscal year, consistent with prior practice, sales-based incentive opportunities were provided to certain sales executives, and certain "overgoal" bonus opportunities were provided to certain officers. For the 1996 fiscal year, one executive officer (Mr. Schwartz) received a sales-based award (included in the amounts shown in the "SUMMARY COMPENSATION TABLE" above), and one other executive officer had an "overgoal" bonus opportunity based on business unit performance.

     For the 1997 fiscal year, the Board, at the recommendation of the Compensation Committee and the CEO, has approved a provision for annual bonus opportunities for the executive officers named in the "SUMMARY COMPENSATION TABLE" as well as certain other corporate officers, based on the Company's earnings-per-share performance, subject to certain discretionary adjustments.

STOCK OPTION GRANTS

     As part of its officer compensation programs, the Company utilizes stock options priced primarily at 50% of market on the date of grant (25% of market for a portion of the initial grants to certain newly hired officers, and 100% of market in the case of all recent option grants to the Company's CEO) and vesting generally in four equal annual installments. The Stock Option Committees believe that such grants have been effective for both new hire and retention purposes in establishing substantial stock-based investment risks for key employees that emphasize the importance of shareholder return and encourage a focus on long-term results.

     The Stock Option Committees also have established general guidelines regarding the size and pricing of officer stock option grants, which establish certain target parameters for officer option grants, based on various factors, and are intended to provide a consistent basis for judging the internal fairness and external competitiveness of officer stock option grants. The Stock Option Committees believe that the officer stock option grants made in the 1996 fiscal year and those made in the first quarter of the 1997 fiscal year reflect, and, in the aggregate, are consistent with, such guidelines.

CEO COMPENSATION

     The compensation paid to Mr. Ronald L. Skates, the Company's President and Chief Executive Officer, is separately reviewed each year by the Committees.

     CEO CASH COMPENSATION

     The Compensation Committee's actions in 1995 and in 1996 with respect to Mr. Skates' cash compensation for the 1996 fiscal year (as reflected in the "SUMMARY COMPENSATION TABLE" above) were based on reviews of both proxy and survey data regarding the CEO cash compensation practices of more than 20 other large computer companies, as well as the Committee's evaluations of Mr. Skates' performance as CEO during the year and the Company's performance during the year on an overall basis and in terms of key strategic initiatives.

     For the reasons set forth in the Company's December 20, 1995 Proxy Statement, the Board, at the recommendation of the Compensation Committee, increased Mr. Skates' salary at the start of the 1996 fiscal year to $630,000. As described in the December 1995 Proxy Statement, the Board, at the Compensation Committee's recommendation, also approved a CEO bonus formula for the 1996 fiscal year that was based on earnings-per-share performance and, alternatively, on increases in the Company's market capitalization. Based on the 1996 fiscal year CEO bonus formula, and the Company's actual earnings-per-share performance for the 1996 fiscal year, Mr. Skates was awarded a bonus of $1,360,000 for the 1996 fiscal year. The Committee notes that this bonus is the first awarded to Mr. Skates since the 1991 fiscal year.

     In late September 1996, the Board decided, at the Compensation Committee's recommendation, to continue Mr. Skates' salary rate for the 1997 fiscal year at the same $630,000 rate paid in the 1996 fiscal year. The Board, at the Compensation Committee's recommendation, also decided to provide Mr. Skates with a cash bonus opportunity for the 1997 fiscal year that is similar to that provided for the 1996 fiscal year in that it is based on the Company's performance, as measured against goals relating to earnings-per-share, with a maximum of 250% of base salary, or, if greater, based on the increase in the Company's market capitalization (calculated, for the 1997 fiscal year, based on the 30-day average share price as of the end of the 1997 fiscal year, as compared to its market capitalization based on the 30-day average share price of the Company's Common Stock as of September 28, 1996). The Board reserved the right to award other bonuses and to adjust the bonus opportunity in the event of extraordinary corporate transactions.

     CEO STOCK OPTION AWARDS

     As disclosed in the Company's December 20, 1995 Proxy Statement, the Stock Option Committees made a 1996 fiscal year grant to Mr. Skates in November 1995 for 75,000 shares priced at $11.88, the fair market price of the Company's stock at the time of grant. After taking into account the recommendations of the Compensation Committee, the Stock Option Committees decided in late September of 1996 to award Mr. Skates a 1997 fiscal year stock option on September 30, 1996 to purchase 100,000 shares priced at $14.00, the fair market price of the Company's stock on the effective date of grant.

     The Stock Option Committees based these actions on a number of factors, including (i) their assessment of the overall quality and value of Mr. Skates' efforts and the Company's progress during the 1995 and 1996 fiscal years, and the Company's cost reduction efforts, strategic initiatives and stock price performance during such years; (ii) information regarding the median size and value of CEO stock option grants among other large computer companies, based on 1995 and 1996 survey data for more than 20 large computer companies, and the advice of the Company's outside compensation consultant regarding such data;
(iii) the size and pricing of Mr. Skates' prior stock option grants; (iv) the size and value of the vested in-the-money stock options still held by Mr. Skates as of the end of the 1996 fiscal year; and (v) the size of Mr. Skates' base salary and annual bonus award opportunities for the 1996 and 1997 fiscal years.

CONCLUSION

     The Compensation Committee and Stock Option Committees are of the opinion that the Company's current senior management compensation programs and arrangements achieve an appropriate risk/reward balance, and are consistent with the Committees' goals of having programs that enable the Company to compete for high caliber executives in a highly competitive and continually evolving sector, while also emphasizing the importance of meeting annual and longer-term performance objectives.

     COMPENSATION COMMITTEE          STOCK OPTION COMMITTEES
     ----------------------          -----------------------
     Frederick R. Adler              Ferdinand Colloredo-Mansfeld
     Ferdinand Colloredo-Mansfeld    W. Nicholas Thorndike
     W. Nicholas Thorndike           Donald H. Trautlein
     Donald H. Trautlein             Richard L. Tucker
     Richard L. Tucker




                             STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the five fiscal years ended September 28, 1996 with the cumulative total return on the Standard & Poors 500 Index and the Standard & Poors Computers (Hardware) Index (formerly, the Computer Systems Index). The comparison assumes $100 was invested on September 30, 1991 in the Company's Common Stock and in each of such indices and assumes reinvestment of dividends, where applicable.



                                 1991   1992   1993   1994   1995   1996
                                 ----   ----   ----   ----   ----   ----
------------------------------------------------------------------------
Data General Corporation         $100   $ 56   $ 53   $ 51   $ 53   $ 72
------------------------------------------------------------------------
S&P 500 Index                    $100   $111   $125   $130   $169   $203
------------------------------------------------------------------------
S&P Computers (Hardware) Index   $100   $ 83   $ 56   $ 81   $117   $142
------------------------------------------------------------------------

            PROPOSAL NO. 2 -- EMPLOYEE QUALIFIED STOCK PURCHASE PLAN


     The Board of Directors has unanimously adopted, subject to stockholder approval, an amendment to the Company's Employee Qualified Stock Purchase Plan (the "Purchase Plan"), which would increase the number of shares of Common Stock that may be issued thereunder from 8,600,000 shares to 11,100,000 shares. The primary features of the Purchase Plan are summarized above under the heading "STOCK OPTIONS - EMPLOYEE QUALIFIED STOCK PURCHASE PLAN." The full text of the Purchase Plan, as amended, is set forth in Appendix A to this Proxy Statement and the following is qualified by reference thereto. The Board of Directors recommends a vote FOR approval of the amendment.

     The Company believes that the Purchase Plan has advanced the interests of the Company and its subsidiaries by encouraging and enabling a large number of employees, who otherwise might not have done so, to acquire capital stock in the Company and thereby to increase their personal and proprietary interest in the success and progress of the Company.

     As of November 15, 1996, the number of shares available for future purchases by employees under the Purchase Plan was 359,159 shares. Based on reasonable assumptions regarding the operation of the Purchase Plan, it is the opinion of the Board of Directors that these remaining available shares would likely be exhausted during the current (1997) fiscal year.




            THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE
              BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND
               RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL NO. 2.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Price Waterhouse LLP has been the independent accountants for the Company and will serve in that capacity for the 1997 fiscal year. A representative of Price Waterhouse LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions from stockholders.

                              STOCKHOLDER PROPOSALS

     All stockholder proposals that are intended to be presented at the January, 1998 Annual Meeting of Stockholders of the Company must be received by the Company no later than August 20, 1997, for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary votes. Therefore, whether or not you expect to attend the meeting, please sign the proxy and return it in the enclosed envelope.

                                            By Order of the Board of Directors


                                            Carl E. Kaplan
                                            Secretary


Dated:   December 18, 1996




         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM:

                            ATTENTION: MR. DAVID ROY
                          INVESTOR RELATIONS DEPARTMENT
                            DATA GENERAL CORPORATION
                               3400 COMPUTER DRIVE
                          WESTBORO, MASSACHUSETTS 01580

                                   APPENDIX A

      Below is set forth the text of the Company's Employee Qualified Stock Purchase Plan as proposed to be amended pursuant to Proposal No. 2. Proposed amended language to the Employee Qualified Stock Purchase Plan is set forth in italics and the language to be deleted is set forth in brackets.

                            DATA GENERAL CORPORATION
                     EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

1. PURPOSE

     This Employee Qualified Stock Purchase Plan (the "Plan") is intended as an incentive and to encourage stock ownership by all eligible employees of Data General Corporation (the "Company") and all participating subsidiaries so that they may share in the fortunes of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company. It is intended that options issued pursuant to this Plan shall constitute options issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986 (the "Code").

2. ELIGIBLE EMPLOYEES

     All employees of the Company or any of its participating subsidiaries who have completed ninety days' employment with the Company or any of its subsidiaries shall be eligible to receive options under this Plan to purchase the Company's Common Stock (except employees in countries whose laws make participation impractical). Persons who have been so employed for ninety days or more on the February 1 next following the date this Plan is approved by the stockholders of the Company shall receive their options as of such February 1. Persons who attain the status of employment for ninety days or more after the date on which the initial options are granted under this Plan shall be granted options on the next date on which options are granted to all participating employees. In no event may an employee be granted an option if such employee, immediately after the option is granted, owns stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent corporation or subsidiary corporation, as the terms "parent corporation" and "subsidiary corporation" are defined in Section 425(e) and (f) of the Code. For purposes of determining stock ownership under this paragraph, the rules of Section 425 (d) of the Code shall apply and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

     For purposes of this Article 2, the term employee shall not include an employee whose customary employment is 20 hours or less per week or is for not more than 5 months in any calendar year.

3. STOCK SUBJECT TO THE PLAN

     The stock subject to the options shall be shares of the Company's authorized but unissued shares of Common Stock of the Company or shares of Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to this Plan is [8,600,000]11,100,000, subject to increase or decrease by reason of stock split-ups, reclassifications, stock dividends, changes in par value and the like.

4. PAYMENT PERIODS AND STOCK OPTIONS

     The six-month periods, August 1 to January 31 and February 1 to July 31, are Payment Periods during which payroll deductions will be accumulated under the Plan. Each Payment Period includes only regular pay days falling within it.

     Twice each year, on the first business day of each Payment Period, The Company will grant to each eligible employee who is then a participant in the Plan an option to purchase on the last day of such Payment Period at the Option Price hereinafter provided for such number of shares of the Common Stock of the Company reserved for the purpose of the Plan as his or her accumulated payroll deductions on the last day of such Payment Period will pay for at such Option Price; provided and on condition that such employee remains eligible to participate in the Plan throughout such Payment Period. The Option Price for each Payment Period shall be the lesser of (i) 85% of the average market price of the Company's Common Stock on the first business day of the Payment Period; or (ii) 85% of the average market price of the Company's Common Stock on the last business day of the Payment Period. In the event of an increase or decrease in the number of outstanding shares of Common Stock of the Company through stock split-ups, reclassifications, stock dividends, changes in par value and the like, an appropriate adjustment shall be made in the number of shares and Option Price per share provided for under the Plan, either by a proportionate increase in the number of shares and a proportionate decrease in the Option Price per share, or by a proportionate decrease in the number of shares and a proportionate increase in the Option Price per share, as may be required to enable an eligible employee who is then a participant in the plan as to whom an option is exercised on the last day of any then current Payment Period to acquire such number of full shares as his accumulated payroll deductions on such date will pay for at the adjusted Option Price.

     For purposes of this Plan the term "average market price" means, if the Common Stock is listed on the New York Stock Exchange, the average of the high and low prices of the Common Stock of the Company on such exchange or such other national securities exchange as designated by the Board of Directors or, if the Common Stock is traded over-the-counter securities market, the mean between the bid and asked prices of the Common Stock.

     For purposes of this Plan the term "business day" as used herein means a day on which there is trading on the New York Stock Exchange or such other national securities exchange as shall be designated by the Board of Directors pursuant to the preceding paragraph.

     No employee shall be granted an option which permits his rights to purchase Common Stock under the Plan and any similar plans of the Company or any parent or subsidiary corporations to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code.

5. EXERCISE OF OPTION

     Each eligible employee who continues to be a participant in the Plan on the last business day of a Payment Period shall be deemed to have exercised his option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan as his accumulated payroll deductions on such date will pay for at such Option Price. If a participant is not an employee on the last business day of a Payment Period, he shall not be entitled to exercise his option.

6. UNUSED PAYROLL DEDUCTIONS

     If the participant wishes to receive a certificate representing the shares purchased pursuant to the option, only full shares of stock will be represented by the stock certificate. Any balance remaining in an employee account after a purchase will be reported to the employee and will be carried forward to the next Payment Period.

7. AUTHORIZATION FOR ENTERING PLAN

     An employee may enter the Plan by filling out, signing and delivering to the Corporate Benefits Department an Authorization:

     a)   stating the amount to be deducted regularly from his or her pay;

     b) authorizing the purchase of stock for him in each Payment Period in accordance with the terms of the Plan; and

     c) specifying the exact name in which stock purchased for him or her is to be issued as provided under Article 11 hereof.

Such Authorization must be received by the Corporate Benefits Department at least 10 days before the beginning date of such next succeeding Payment Period.

     Unless an employee files a new Authorization or withdraws from the Plan, his or her deductions and purchases under the Authorization he or she has on file under the Plan will continue as long as the Plan remains in effect.

     The Company will accumulate and hold for the employee's account the amounts deducted from his pay. No interest will be paid on it.

8. MAXIMUM AMOUNT OF PAYROLL DEDUCTIONS

     An employee may authorize payroll deductions in any even dollar amount up to but not more than 10% of his regular base pay, provided, however, that the minimum deduction in respect of any payroll period shall be $5.00 (or such lesser amount as the Committee shall establish).

9. CHANGE IN PAYROLL DEDUCTIONS

     Deductions may be decreased only once in a Payment Period. Deductions may be increased only prior to the first day of a Payment Period. New Authorizations will be required and must be received by the Corporate Benefits Department.

10. WITHDRAWAL FROM THE PLAN

     An employee may withdraw from the Plan, in whole but not in part, at any time prior to the last business day of each Payment Period by delivering a Withdrawal Notice to the Corporate Benefits Department, in which event the Company will promptly refund the entire balance of his deductions not theretofore used to purchase stock under the Plan.

     An employee who withdraws from the Plan is like an employee who has never entered the Plan. To re-enter, he or she must file a new Authorization at least 10 days before the beginning date of the next Payment Period which cannot, however, become effective before the beginning of the next Payment Period following his or her withdrawal.

11. ISSUANCE OF STOCK

     Certificates for stock issued to participants will be delivered as soon as practicable after each Payment Period.

         Stock purchased under the Plan will be issued only in the name of the employee, or if his or her Authorization so specifies, in the name of the employee and another person of legal age as joint tenants with rights of survivorship.

12. NO TRANSFER OR ASSIGNMENT OF EMPLOYEE'S RIGHTS

     An employee's rights under the Plan are his or hers alone and may not be transferred or assigned to, or availed of by, any other person. Any option granted to an employee may be exercised only by such employee.

13. TERMINATION OF EMPLOYEE'S RIGHTS

     An employee's rights under the Plan will terminate when he ceases to be an employee because of retirement, resignation, lay-off, discharge, death, change of status, or for any other reason. A Withdrawal Notice will be considered as having been received from the employee on the day his or her employment ceases, and all payroll deductions not used to purchase stock will be refunded.

     If an employee's payroll deductions are interrupted by any legal process, a Withdrawal Notice will be considered as having been received from him or her on the day the interruption occurs.

14. TERMINATION AND AMENDMENTS TO PLAN

     The plan may be terminated at any time by the Company's Board of Directors. It will terminate in any case when all or substantially all of the unissued shares of stock reserved for the purposes of the Plan have been purchased. If at any time shares of stock reserved for the purposes of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to their options and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase stock will be refunded.

     The Board of Directors also reserves the right to amend the Plan from time to time, in any respect provided, however, that no amendment shall be effective without prior approval of the stockholders, which would (a) except as provided in Article 3 and 4, increase the number of shares of Common Stock to be offered above or (b) change the class of employees eligible to receive options under the Plan.

15. LIMITATIONS ON SALE OF STOCK PURCHASED UNDER THE PLAN

     The Plan is intended to provide Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. An employee may, therefore, sell stock purchased under the Plan at any time he or she chooses; provided, however, that because of certain Federal tax requirements, each employee will agree by entering the Plan, promptly to give the Company notice of any such stock disposed of within two years after the date of the last day of the Payment Period during which the stock was purchased showing the number of such shares disposed of. The employee assumes the risk of any market fluctuations in the price of such stock.

16. COMPANY'S PAYMENT OF EXPENSES RELATED TO PLAN

     The Company will bear all costs of administering and carrying out the Plan.

17. PARTICIPATING SUBSIDIARIES

     The term "participating subsidiaries" shall mean any subsidiary of the Company which is designated by the Board of Directors to participate in the Plan. The Board of Directors shall have the power to make such designations before or after the Plan is approved by the stockholders.

18. ADMINISTRATION OF THE PLAN

     The Plan shall be administered by a committee appointed by the Board of Directors of the Company (the "Committee"). The Committee shall consist of not less than three members of the Company's Board of Directors. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to and approved in writing by a majority of the members of the Committee, including written approvals by electronic means, shall be valid acts of the Committee.

     The interpretation and construction by the Committee of any provisions of the Plan or of any options granted under it shall be final unless otherwise determined by the Board of Directors. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it. No member of the Committee shall be eligible to participate in the Plan while serving as a member of the Committee.

19. OPTIONEES NOT STOCKHOLDERS

     Neither the granting of an option to an employee nor the deduction from his or her pay shall constitute such employee a stockholder of the shares covered by an option until such shares have been purchased by and issued to such employee.

20. APPLICATION OF FUNDS

     The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.

21. GOVERNMENTAL REGULATION

     The Company's obligation to sell and deliver shares of the Company's Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

22. WITHHOLDING OF ADDITIONAL FEDERAL INCOME TAX

     The Company, in accordance with Section 3402(a) of the Code and the Regulations and Rulings promulgated thereunder, will withhold from the wages of participating employees, in all payroll periods following and in the same calendar year as the date on which compensation is deemed received by the employee, additional income taxes in respect of the amount that is considered compensation includable in the employee's gross income.

23. APPROVAL OF STOCKHOLDERS

     The Plan shall not take effect until approved by the holders of a majority of the outstanding shares of Common Stock of the Company, which approval must occur within the period beginning twelve months before and ending twelve months after the date the Plan is adopted by the Board of Directors.

                            DATA GENERAL CORPORATION

                                    P R O X Y

   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                    STOCKHOLDERS TO BE HELD JANUARY 29, 1997



     Ronald L. Skates and Frederick R. Adler, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Common Stock of Data General Corporation held of record by the undersigned on December 2, 1996, at the Annual Meeting of Stockholders to be held at 11:00 A.M. on January 29, 1997, at the Enterprise Room, Fifth Floor, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, and at any adjournments thereof. Any and all proxies heretofore given are hereby revoked.

     PLEASE MARK, DATE AND SIGN THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

                                                             (SEE REVERSE SIDE)

                                                   DATA GENERAL CORPORATION
                                                   P.O. BOX 11235
                                                   NEW YORK, N.Y.  19203-0235

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
Proposal No. !:   Election of  FOR all nominees / /    WITHHOLD AUTHORITY to vote for all / /    * EXCEPTIONS / /
                  Directors    listed below            nominees listed below

                  Nominees: Frederick R. Adler, Ferdinand Colloredo-Mansfeld, John G. McElwee, Ronald L. Skates,
                            W. Nicholas Thorndike, Donald H. Trautlein and Richard L. Tucker.

                  (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions"
                  box and write the nominee's name in the space provided below)

                  * Exceptions: _______________________________________________________________________________


Proposal No. 2:   To approve an amendment to the Company's Employee Qualified Stock Purchase
                  Plan to increase the number of shares that may be issued thereunder.

                  FOR  / /      AGAINST   / /      ABSTAIN   / /              Change of Address and  / /
                                                                              or Comments Mark Here

                            Unless otherwise specified this Proxy will be voted FOR Proposals Nos. 1 and 2.
                                The Board of Directors recommends a vote FOR Proposals Nos. 1 and 2.

                                         Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting. The signer acknowledges receipt of the Notice of Annual Meeting of
                                         Stockholders and the Proxy Statement furnished therewith.

                                         IMPORTANT:  Please sign exactly as name appears hereon.  Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title.




                                                            Dated: ____________________________________, 199__



                                                            ___________________________________________________
                                                                                  Signature


                                                            ___________________________________________________
                                                                                  Signature

                                                            Please Sign, Date and Return the Proxy Card Promptly.
                                                              Votes MUST be indicated (X) in Black or Blue ink.

[DATA GENERAL LOGO]
DATA GENERAL CORPORATION
4400 Computer Drive, Westboro, MA  01580
Telephone (508) 366-8911


Dear Shareholder:

Attached below is your proxy card for the January 29, 1997 Annual Meeting of Shareholders of Data General Corporation. Also enclosed please find the Notice of Annual Meeting and Proxy Statement.

YOUR VOTE IS IMPORTANT. UNLESS ENOUGH SHAREHOLDERS VOTE THEIR PROXIES, THE COMPANY WILL NOT BE ABLE TO COMPLETE THE BUSINESS AT ITS MEETING, WHICH WILL RESULT IN THE ADDITIONAL EXPENSE OF FURTHER MAILINGS TO SHAREHOLDERS UNTIL ENOUGH VOTES ARE RECEIVED.

Whether or not you plan to attend the Shareholder's Meeting, please immediately complete and sign the proxy card, and return it in the envelope provided.

YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU MAY OWN.

Thank you.

               PLEASE DETACH PROXY CARD HERE

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